UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2009

GOLD RESOURCE CORPORATION
(Exact name of registrant as specified in its charter)

Colorado	333-129321	84-1473173
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

222 Milwaukee Street, Suite 301 Denver, CO 80206
(Address of principal executive offices) (Zip Code)

Registrant's telephone number including area code: (303) 320-7708

        Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

        On April 1, 2009, Isac Burstein was appointed to serve as a director of Gold Resource Corporation (the “Company”). Mr. Burstein is presently the Corporate Manager of Business Development for Hochschild Mining Plc, where he has been employed since 1995. Prior to his current position, Mr. Burstein served as Manager for Project Evaluation, Exploration Manager for Mexico, and Exploration Geologist for Hochschild. He holds a BSc in Geological Engineering from the Universidad Nacional de Ingenieria, an MSc in Geology from the University of Missouri and an MBA from Krannert School of Management, Purdue University. Mr. Burstein’s term of office as a director of the Company will expire at the next annual meeting of shareholders and when his successor has been elected and qualifies.

Cautionary Statement for Purposes of the “Safe Harbor “Provisions of the Private Securities Litigation Reform Act of 1995.

        The matters discussed in this report on Form 8-K, when not historical matters, are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from projected results. Such factors include, among others, the willingness and ability of third parties to honor their contractual obligations, the decisions of third parties over which the Company has no control, commodity prices, environmental and government regulations, availability of financing, judicial proceedings, force majeure events, and other risk factors as described from time to time in the Company’s filings with the SEC. Many of these factors are beyond the Company’s ability to control or predict. The Company disclaims any intent or obligation to update its forward-looking statements, whether as a result of receiving new information, the occurrence of future events, or otherwise.

SIGNATURE

        Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

GOLD RESOURCE CORPORATION
Date: April 1, 2009	By: /s/ William W. Reid
Name: William W. Reid Title: President